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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of Earliest Event Reported)
                                OCTOBER 24, 2008

                               SGD HOLDINGS, LTD.
             (Exact name of registrant as specified in its charter)


           DELAWARE                 0-29671                     13-3986493
(State or other jurisdiction     (Commission                   (IRS Employer
     of incorporation)           File Number)                Identification No.)

                       1611 S. UTICA #316, TULSA, OK 74104
                     (Address of principal executive office)

                                 (918) 549-8075
                (Issuer's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

As a part of the plan of reorganization approved by the Bankruptcy Court for the Northern District of Texas, Fort Worth Division, SGD Holdings, Ltd. (the "Company") will acquire all of the outstanding shares of common stock of Chasseur De Vin, Incorporated ("CDV"), a Texas corporation. The terms of the acquisition, the consideration paid, the principle followed in determining the amount of the consideration, the identity of the person from whom CDV will be acquired are discussed under Item 1.03.

ITEM 1.03 - BANKRUPTCY OR RECEIVERSHIP

On October 24, 2006, (defined as one day after the entry of the confirmation order) (the "Effective Date") of the plan or reorganization for SGD Holdings, Ltd. as approved by the Bankruptcy Court for the Northern District of Texas, Fort Worth Division, the common stock and preferred stock of the Company will be reclassified, the management of the Company will be changed and certain shares of common stock of the Company will be issued, all as discussed below.

ACQUISITION OF CDV

The Plan proposed the acquisition by Reorganized Debtor of all of the outstanding shares of capital stock of Chasseur De Vin, Incorporated. CDV is located in Dallas, Texas and is engaged in the business of wine investment and restaurant ownership/management. Mark Lindberg ("Lindberg") owns all of the issued shares of CDV's common stock and represents that his ownership of CDV stock is (or will be at closing) free and clear of any lien, claim, encumbrance or pledge. Under the Plan, Lindberg would exchange his shares in CDV for 12,000,000 shares of New Common Stock of Reorganized Debtor, and CDV's convertible note holders (Shocker 100 Index LP and Shocker 200 Index LP) would exchange their debt for 6,000,000 shares of new common stock of Reorganized Debtor. There will be no cash consideration paid by Debtor to Lindberg for the CDV stock. Following the exchange, CDV would operate as a wholly-owned subsidiary of Debtor.

ASSESSMENT AND DISPOSITION OF THE SGD CLAIM AGAINST JAMES GORDON

The Plan Proponents have examined and identified claims of Debtor against third parties ("SGD Claim") which the Trustee has not yet pursued on behalf of Debtor. The Debtor has, among other matters, commenced an action against its former director, James Gordon, individually, for breach of fiduciary duty and fraud.

Under the Plan, the SGD Claim will not be affected by Confirmation, and will be evaluated by the Board of Directors with advice from independent counsel for Reorganized Debtor. The Board of Directors will make recommendations within 90 days of the Confirmation Date for further action. In the interim, all litigation will be suspended for 90 days from the Confirmation Date to avoid legal expenses while permitting assessment and evaluation of the SGD Claim to be completed, including consideration of settlement or arbitration possibilities.

Under the Plan, the Bankruptcy Court will retain jurisdiction over the SGD Claim until resolved. Resolution of the SGD Claim likely will occur after Confirmation of the Plan.


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Although the Plan preserves the SGD Claim, it is not dependent upon recovery of any amounts for funding.

TREATMENT OF CLAIMS AND INTERESTS

The Plan allows or provides for the conversion of most of the claims held by Debtor's creditors and provides for the conversion of all of Debtor's outstanding pre-petition shares of common stock and equity interest claims into New Common Stock of Reorganized Debtor as follows:

         1.       Unsecured claims of less than $500 will be paid in cash.
         2. Other unsecured creditors will receive a pro-rata share of 3,000,000 shares of new common stock in the Reorganized Debtor in full satisfaction of their pre-petition Claims.
         3. The Existing Equity Interest holders will receive a pro-rata share of 250,000 shares of New Common Stock.


ITEM 2.01 - COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As part of the Plan of Reorganization approved by the Bankruptcy Court, the Company will acquire CDV. The terms of the acquisition, the consideration paid, the principle followed in determining the amount of the consideration, the identity of the person from whom CDV will be acquired and the material relationships between the Company and the persons from whom CDV will be acquired are discussed under Item 1.03. A brief description of CDV can be found in the attached Exhibits.

ITEM 3.02 - UNREGISTERED SALES OF EQUITY SECURITIES

In connection with the plan of reorganization and the acquisition of CDV, the Company will have the following common share transactions:

         1. The Company will cancel all existing outstanding common shares, and issue pro-rata 250,000 shares of new common stock;
         2. The Company will issue 18,000,000 shares of its new common stock for the acquisition of CDV; and
         3. The Company will issue pro-rata 3,000,000 shares of its new common stock to unsecured creditors of the Company.

ITEM 5.01 - CHANGES IN CONTROL OF REGISTRANT

On October 24, 2006, the Effective Date of the plan of reorganization of SGD Holdings, Ltd. as approved by the Bankruptcy Court for the Northern District of Texas, Fort Worth Division, the common stock and preferred stock of the Company will be reclassified, the management of the Company will be changed, and certain shares of common stock of the Company will be issued, all as discussed in Item 1.03.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(a)      Financial statements of business acquired.

         No financial statements are filed herewith. The Registrant shall file financial statements by amendment hereto not later than 71 days after the date that this initial report on Form 8-K must be filed.

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(b)      Pro forma financial information.

         Pro forma financial information will be filed by amendment hereto not later than 71 days after the date that this initial report on Form 8-K must be filed.

(c)      Exhibits

2.1      Plan of Reorganization of SGD Holdings, Ltd.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto authorized.


                                                     SGD HOLDINGS, LTD.


Date:  April 15, 2009                                By:  /s/ Michael B. Cooley
                                                          ----------------------

                                                     Chief Executive Officer


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